ASSET PURCHASE AGREEMENT

                             RECITALS

     A. Pursuant to the execution of this Asset Purchase Agreement dated June 3, 1998, with Wonder Stick, Inc., a North Carolina corporation ("Seller"), GEAC, Inc., a Texas corporation ("Buyer"), has acquired certain assets of Seller (the "Assets").

Now, Therefore, in consideration of the promises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

                            AGREEMENTS

     1). At the closing, the Seller will transfer to the Buyer the Seller's operating assets related to its Wonder Stick golf training program including name, trademarks, its Fifty Percent (50%) ownership of patent 5,529,306 hereafter referred to as (the "Patent"), design plans, prototypes, videos, documentation, including without limitation any specified or unspecified contracts, furniture, equipment, fixtures, inventory, Wonder Stick Inc. eight hundred service, Wonder Stick Inc. home page rights to Wonderstick.com, all items as expressed in Schedule "B", lease rights, if any, and all office records. Subject to Seller's right to receive payments hereunder, Buyer shall have the right to exploit, use and grant sublicenses for all Patents and trademarks as it deems necessary. The Assets shall be free and clear of all security interest, liens, and encumbrances. Buyer shall not assume any accounts payable, obligations, or any other liabilities of Seller whatsoever.

     2). The Assets will exclude bank accounts, cash and securities, accounts receivable and such assets as Buyer determines it does not wish to purchase.

     3). The Buyer will purchase the Assets pursuant to this Asset Purchase Agreement (the "Agreement") for a total purchase prices of (i) Sixty Thousand Dollars ($60,000.00); (ii) the additional payments described in Section 3.1 -
3.2 for a period of five (5) years from the closing; and (iii) the option described in Section 3.5 (collectively the "Purchase Price"). That portion of the Purchase Price described in item (i) of the preceding sentence shall be paid as follows: Twenty Thousand Dollars ($20,000.00) by April 9, 1998, and ___________ (initials), and the balance of which shall be paid via wire or
cashier's check on June 9, 1998.   A final payment of Eight Thousand Dollars
($8,000.00) shall be paid ($2,000.00 was put down as a down payment by GEAC, Inc.) By wire or cashier's check no less than 30 days from the date of closing.

          3.1).     As part of the Purchase Price, the Buyer shall pay to the
Seller additional payments described as follows:

               (i) A fixed fee of Two Dollars and Four cents ($2.04) per Wonder Stick units sold at $______ or higher, or

               (ii) When a WonderStick unit is sold at or greater than Fifteen Dollars ($15.00) but less than Thirty-Four Dollars and Ninety-Nine cents ($34.99), then an additional payment of Ten Percent (10%) of net sales of the Wonder Stick unit shall be paid to Seller. "Net Sales" will be defined as sales less returns, shipping costs, manufacturing costs, and advertising costs.

          Additional payments shall not be paid on promotional items or items sold at or below Fourteen dollars and Ninety-Nine cents ($14.99).

          3.2).     As part of the Purchase Price, the Buyer shall pay the
Seller additional payments described as follows:

               (i) Two percent (3%) of the Net Sales of any items Seller innovates or creates (other than the Wonder Stick) that use the trademark "Wonder Stick", and

               (ii) One percent (1%) of all Net sales of all items other than those defined above that use the trademark "Wonder Stick".

          3.3).     The additional payments described in section(s) 3.1-3.2
shall be made for a period of five (5) years from the closing in the manner described as follows:

1st year:
     Additional payments from sales   March thru July, 1998
November 15th and December 1st, 1998       Paid in 2 equal installments
     Additional payments   August thru December, 1998
                                   February 15th, and March 1st, 1999
 Paid in 2 equal installments

2nd year and thereafter for duration of the Agreement:
     Additional payments   January thru April
June 15th and July 1st
     Additional payments   May thru August
October 14th and November 1st
     Additional Payments   September thru October
December 15th, and January 1st
     Additional Payments   November thru December
February 15th and March 1st

The second year payment schedule will be used for the remaining 3 years. Should Buyer enter into an agreement for the sale of the Assets Buyer shall assign the its obligation with respect to the additional payments to the purchasing corporation. After such a sale, the Buyer shall be held harmless by Seller from any non-payment of sold additional payments.

          3.4).     Buyer shall grant the Seller an option to acquire Three
percent (3%) of the then outstanding shares of common stock, $.001 par value per share ("Common Stock"), at an exercise price of One Hundred Dollars ($100.00). Such option shall be exerciseable by Seller at any time after the closing.
     B. Buyer desires to employ Seller (Ted Staats) as an "Independent Contractor" and Seller (Ted Staats) desires to be an "Independent Contractor" of the Employer.

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereby agree as follows:

     1). Employment. Employee will be an Independent Contractor of, the Employer and will devote all of his business efforts to the achievement of the business objectives of the Employment and the conduct of Employer's business as Employer may reasonably request, and Employee will make available to Employer his knowledge, skill and expertise concerning the Employer's business and all information pertaining thereto. Specifically, the Independent Contractor will be responsible for performing those duties described in "Employment Agreement" (Schedule "A") hereto.

     C. Headings. Headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

     D.   Noncompetition.

          D1.1 Covenant Not to Compete. The Seller and Mr. Ted Staats will each enter into an agreement not to compete in the United States or the International market place with Buyer's business for a period of five (5) years after the closing, for a total consideration of Twenty-Five Thousand Dollars ($25,000.00), payable in annual installments of Five Thousand Dollars ($5,000.00) each, beginning on August 1, 1998, and ending April 1, 2003. If any non-competition covenants are breached all payments are stopped.

The Independent Contractor shall not, during the term of this Agreement and for a period of five (5) years from the date of termination of this Agreement, permit his name to be used by or engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, officer or director of a corporation (other than Buyer or a subsidiary or affiliate of Buyer) or as an Independent Contractor, agent, associate or consultant of any person, partnership or corporation (other than Buyer or a subsidiary or affiliate of Buyer) any business in competition with the business of Buyer or any of Buyer's subsidiaries or affiliates, but only for as long as such like business is carried on by (i) Buyer or any subsidiary or affiliates of Buyer, or (ii) any person, corporation, partnership, trust or other organization or entity deriving title from Buyer to the Assets, in any county or province in which Buyer or any subsidiary or affiliate of Buyer conducts business, or in any other county in any state of the United States, or in any other county or political subdivision of the world. Nothing contained in this Agreement shall restrict the Independent Contractor from owning three percent (3%) or less of the stock or securities of any competitor of Buyer if such stock or securities are listed on any national securities exchange or traded over-the-counter, provided that the Independent Contractor has no other connection or relationship with the issuer or such stock or securities. If any portion of Section 3 is breached all payments stop.

          D1.2 Injunctive Relief. The Independent Contractor agrees that he remedy at law for any breach by him of Section D1.1 hereof would be inadequate and that Buyer shall be entitled to injunctive relief. The term of the covenants contained in Section D1.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach of Section D1.1 hereof and ending upon final adjudication (including appeals) of such action.

          D1.3 Reformation. The parties intend that the covenants contained in this Section D1.1 shall be deemed to be a series of separate covenants, one for each county of each state of the United States and for each country and political subdivision of the world and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section D1.1. If, in any judicial proceeding, the Court shall refuse to enforce all of the separate covenants contained in Section D hereof because the time limit is too long, it is expressly understood and agreed by the parties hereby that, for purposes of such proceeding, such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the Court shall refuse to enforce all of the separate covenants contained in Section D hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that, for purposes of such proceeding, the geographic area, scope of business or other aspect shall be deemed to be the extent necessary to permit enforcement of such covenants.

     E. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Texas.

     F. Waiver. Waiver by either party of the default or breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent default or breach.

     G. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal and personal representatives, successors and assigns.

     H. Entire Agreement. This Agreement supersedes all previous agreements, written or oral, relating to BUYER or to SELLER hereunder and constitutes the entire agreement between the parties.


     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                   BUYER


                                   By: Bryan J. Efimov
                                   GEAC, Inc.
                                   Bryan Efimov, President/CEO

                                   SELLER:


                                   By:   /s/ Ted Staats
                                   Wonder Stick, Inc.
                                   Ted Staats, President